Exhibit 99.1

STEWART INFORMATION SERVICES CORPORATION APPOINTS HELEN VAID AS NEW DIRECTOR

HOUSTON, July 26, 2023 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced that Helen Vaid has been appointed to its Board of Directors, effective August 1, 2023.

"We are extremely pleased to welcome Ms. Vaid to our Board of Directors," said Chief Executive Officer Fred Eppinger. "Ms. Vaid is a seasoned strategic and operational leader. She brings decades of experience with consumer and retail businesses and has a track record of driving growth and digital transformation. We're confident she will be a valuable addition to our Board."

Ms. Vaid was the Chief Executive Officer of Foundry Brands, a brand platform that grows omni-digital brands, from July 2021 to February 2023. She currently serves on the boards of directors of Abercrombie & Fitch Co. (since February 2023) and Foundry (since August 2021), and was previously a director of Groupon, Inc. (from April 2020 to June 2023). Previously, she was the Global Chief Customer Officer at Pizza Hut, a subsidiary of Yum! Brands, Inc. (September 2016 to July 2021). She has held roles at Walmart.com, a division of Walmart Inc., including Vice President of Digital Store Operations and Experience, Web & Mobile (September 2015 to August 2016) and Vice President of Customer Experience, Web & Mobile (June 2013 to September 2015). Ms. Vaid also held several technology-focused roles at Hewlett Packard Enterprise. She earned her Bachelor of Arts from Indraprastha College, University of Delhi and a Master of Business Administration from Manchester Business School.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage and real estate industries, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com. ST-IR

CONTACT: David Hisey, Chief Financial Officer, (713) 625-8043